Exhibit 21.1

List of Subsidiaries

State of Incorporation
Name	or Organization
1. Comstock Emerald Farm, L.C.	Virginia
2. Comstock Ventures XVI, L.C.	Virginia
3. New Hampshire Ave. Ventures, L.L.C.	Virginia
4. Comstock Homes of North Carolina, L.L.C.	North Carolina
5. Comstock Homes of Washington, L.C.	Virginia
6. Comstock Property Management, L.C.	Virginia
7. Comstock Realty, LLC	Virginia
8. Comstock Real Estate Services, L.C	Virginia
9. Comstock Yorkshire, L.C	Virginia
10. Comstock Contracting, L.C.	Virginia
11. Comstock Eastgate, L.C.	Virginia
12. Comstock Redland Road, L.L.C.	Virginia
13. Comstock Quarry Road, L.C.	Virginia
14. Comstock Maxwell Square, L.C.	Virginia
15. Comstock Hall Road, L.C.	Virginia
16. Comstock Highlands, L.C.	Virginia
17. Comstock Investors VIII, L.C.	Virginia
18. Comstock Redland Road II, L.C.	Virginia
19. Comstock Homes of the Carolinas, L.L.C.	North Carolina
20. Comstock Sixth Street, L.L.C.	Virginia
21. Comstock Two Rivers I, L.C.	Virginia
22. Comstock Two Rivers II, L.C.	Virginia
23. Comstock Growth Fund, L.C.	Virginia
24. Superior Title Services, L.C.	Virginia
25. Richmond Station Ventures, L.C.	Virginia
26. Comstock Stone Ridge, L.C.	Virginia
27. Comstock Stone Ridge II, L.C.	Virginia
28. Comstock Investors IX, L.C.	Virginia
29. Comstock Growth Fund II, L.C.	Virginia
30. Comstock Beshers, L.C.	Maryland
31. New Hampshire Avenue Ventures, L.C.	Virginia
32. Comstock Powhatan, L.C.	Virginia
33. Comstock Investors X, L.C.	Virginia
34. Dresden, LLC	Maryland
35. Comstock Solomons, L.C.	Maryland
36. Comstock Redland Road III, L.C.	Maryland
37. CDS Florida, LLC	Virginia
38. JK Environmental Services, LLC	Virginia
39. Florida Homebuilding Group, LLC	Virginia
40. BC Ventures 40, LLC	Virginia
41. BC Ventures 50, LLC	Virginia
42. Comstock Environmental Solutions, L.C.	Virginia